AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

Effective June 1, 2001

This Agreement is Between

NATIONAL LIFE INSURANCE COMPANY
(“Ceding Company”)

One National Life Drive
Montpelier, VT 05604

And

(“Reinsurer”)

Reinsurer Agreement No.

The Reinsurer agrees to reinsure certain portions of the Ceding Company’s contract risks as described in the terms and conditions of this Agreement.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by both parties.

In witness of the above, the Ceding Company and the Reinsurer have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of June 1, 2001.

NATIONAL LIFE
INSURANCE COMPANY
By:	By:
Title:	Title:
Date	Date:

By:	By:
Title:	Title:
Date:	Date:

AUTOMATIC AND FACULTATIVE REINSURANCE AGREEMENT

Table of Contents

1.	PARTIES TO AGREEMENT		4

2.	REINSURANCE BASIS		4

3.	AUTOMATIC REINSURANCE TERMS		4
	a.	UNDERWRITING	4
	b.	RETENTION	5
	c.	AUTOMATIC ACCEPTANCE LIMITS	5
	d.	FACULTATIVE QUOTES	5

4.	AUTOMATIC REINSURANCE NOTICE PROCEDURE		5

5.	FACULTATIVE REINSURANCE		5

6.	COMMENCEMENT OF REINSURANCE COVERAGE		6
	a.	AUTOMATIC REINSURANCE	6
	b.	FACULTATIVE REINSURANCE	6
	c.	PRE-ISSUE COVERAGE	6

7.	BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES		7
	a.	LIFE REINSURANCE	7
	b.	SUPPLEMENTAL BENEFITS	7
	c.	TABLE RATED SUBSTANDARD PREMIUMS	7
	d.	FLAT EXTRA PREMIUMS	7
	e.	PREMIUM ADJUSTMENTS	7

8.	CASH VALUES OR LOANS		8

9.	PAYMENT OF REINSURANCE PREMIUMS		8
	a.	PREMIUM DUE	8
	b.	FAILURE TO PAY PREMIUMS	8
	c.	OVERPAYMENT OF REINSURANCE PREMIUM	8
	d.	UNDERPAYMENT OF REINSURANCE PREMIUM	8
	e.	RETURN OF REINSURANCE PREMIUM	9
	f.	PREMIUM CORRECTION AT TERMINATION	9

10.	PREMIUM TAX REIMBURSEMENT		9

11.	DAC TAX AGREEMENT		9

12.	REPORTS		10

13.	RESERVES FOR REINSURANCE		10

14.	DEATH CLAIMS		10
	a.	NOTICE OF DEATH	10
	b.	PROOFS	10
	c.	DEATH CLAIMS PAYABLE	11
	d.	AMOUNT AND PAYMENT OF DEATH CLAIMS	11
	e.	CONTESTED CLAIMS	11
	f.	CLAIM EXPENSES	11
	g.	EXTRACONTRACTUAL DAMAGES	12

15.	POLICY CHANGES		12
	a.	NOTICE	12
	b.	INCREASES	12
	c.	REDUCTION OR TERMINATION	13
	d.	EXCHANGES AND OTHER POLICY CHANGES	13
	e.	EXTENDED TERM AND REDUCED PAID-UP INSURANCE	13

16.	REINSTATEMENTS		13
	a.	AUTOMATIC REINSTATEMENT	13
	b.	FACULTATIVE REINSTATEMENT	13
	c.	PREMIUM ADJUSTMENT	14
	d.	NONFORFEITURE REINSURANCE TERMINATION	14

17.	INCREASE IN RETENTION		14
	a.	NEW BUSINESS	14
	b.	RECAPTURE	14

18.	ERRORS AND OMISSIONS		15

19.	INSOLVENCY		15

20.	ARBITRATION		16
	a.	GENERAL	16
	b.	NOTICE	16
	c.	PROCEDURE	16
	d.	COSTS	17
	e.	OFFSET	17

21.	GOOD FAITH; FINANCIAL SOLVENCY		17

22.	TERM OF THIS AGREEMENT		18

23.	MEDICAL INFORMATION BUREAU		18

24.	SEVERABILITY		18

SCHEDULE A – COVERAGE AND LIMITS

1.	Plans Reinsured
2.	Quota Share Percentage Automatically Reinsured
3.	Maximum Dollar Retention Limits
4.	Automatic Acceptance Limits
5.	Automatic In Force and Applied for Limits
6.	Premium Due
7.	Recapture Period
8.	Net Amount at Risk

SCHEDULE B – AUTOMATIC REINSURANCE PREMIUMS

1.	Life Insurance
2.	Age Basis

SCHEDULE C – REPORTING INFORMATION

Information on Risks Reinsured
Policy Exhibit Summary
Reserve Credit Summary
Accounting Summary

EXHIBIT 1 Underwriting Criteria

EXHIBIT 2 Rates

AUTOMATIC AND FACULTATIVE AGREEMENT

1.		PARTIES TO AGREEMENT.
This Agreement is solely between Reinsurer and Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company and the Reinsurer will not disclose the other’s name to these third parties with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior approval for the use of its name.

Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information (“Customer/Claimant Information”) provided by the Ceding Company to the Reinsurer, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer’s retrocessionaires and the Reinsurer’s affiliates.

2.		REINSURANCE BASIS.
This Agreement, including the attached Schedules and Exhibits, states the terms and conditions of automatic and facultative reinsurance that is on a Yearly Renewable Term basis. This Agreement is applicable only to reinsurance of policies directly written by the Ceding Company. Any policies acquired through merger of another company, reinsurance, or purchase of another company’s policies are not included under the terms of this Agreement.

3.		AUTOMATIC REINSURANCE TERMS.
The Ceding Company shall cede and the Reinsurer agrees to automatically accept contractual risks on the life insurance plans and supplemental benefits shown in Schedule A, subject to the following requirements:

	a.	UNDERWRITING.

For guaranteed issue and simplified issue plans, automatic reinsurance applies only to insurance applications underwritten by the Ceding Company according to its guidelines as shown in Exhibit 1 of this Agreement. If the Ceding Company allows an exception to the Guaranteed Issue Guidelines set out in Exhibit 1, the Reinsurer will automatically accept its share as set out in Schedule A. Exceptions are not allowed for per life coverage amounts to exceed the Automatic Acceptance Limits, as set forth in Section 4 of Schedule A. Ceding Company must notify Reinsurer of any such exception within 30 days of the exception.

Regular issue plans will not be ceded under this agreement. Regular issue business will be ceded to the Ceding Company’s Traditional VUL Agreement.

For all plans, the Reinsurer may change the underwriting requirements. The Reinsurer will provide 120 days advance written notice to the Ceding Company before the effective date of such change.

	b.	RETENTION.
The Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each life equal to its quota share percentage or maximum dollar retention, whichever is less, as shown in Schedule A. If the Ceding Company’s maximum dollar retention is zero, automatic reinsurance is not available.

	c.	AUTOMATIC ACCEPTANCE LIMITS.
On any one life, the amount automatically reinsured under all Ceding Company agreements with all reinsurers must not exceed the Automatic Acceptance Limits shown in Schedule A.

	d.	FACULTATIVE QUOTES.
The group risk must not have been previously submitted on a facultative basis to the Reinsurer or any other reinsurer.

4.	AUTOMATIC REINSURANCE NOTICE PROCEDURE.
After the policy has been paid for and delivered, the Ceding Company will submit all relevant individual policy information, as defined in Schedule C, in its next statement to the Reinsurer.

5.	FACULTATIVE REINSURANCE.
The Ceding Company may apply for facultative reinsurance with the Reinsurer on a case or a policy risk if the automatic reinsurance terms are not met or if the terms for automatic reinsurance are met and it prefers to apply for facultative reinsurance.

For guaranteed issue and simplified issue cases, the Ceding Company shall submit all cases to the Reinsurer that do not meet the automatic reinsurance parameters, except for those exceptions per Article 3, Paragraph a. After receipt of the Ceding Company’s application, the Reinsurer will promptly examine the materials and notify the Ceding Company of:

	a.	the terms and conditions of the facultative offer made by the Reinsurer; or

	b.	that an offer will not be made.

For all facultative offers, the Reinsurer’s offer expires 120 days after the offer is made, unless the written offer specifically states otherwise. If the Ceding Company accepts the Reinsurer’s offer, then the Ceding Company will note its acceptance in its underwriting file and notify the Reinsurer as soon as possible. If the Ceding Company does not accept the Reinsurer’s offer or the business is not placed, then the Ceding Company will notify the Reinsurer in writing, as soon as possible. Automatic reinsurance rates can be used for facultative business, unless Reinsurer’s offer specifies otherwise.

6.	COMMENCEMENT OF REINSURANCE COVERAGE.
Commencement of the Reinsurer’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

	a.	AUTOMATIC REINSURANCE.
The Reinsurer’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with the Ceding Company’s contractual liability for the policy reinsured.

	b.	FACULTATIVE REINSURANCE.
The Reinsurer’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when:

		i.	The Ceding Company accepts the Reinsurer’s offer; and

		ii.	The policy has been issued.

	c.	PRE-ISSUE COVERAGE.

Automatic
The Reinsurer will not be liable for benefits paid under the Ceding Company’s insurance binder agreement unless all the conditions for automatic reinsurance coverage under Section 3 of this Agreement are met. The Reinsurer’s liability under the Ceding Company’s insurance binder agreement is limited to the lesser of i. or ii. below:

		i.	The Automatic Acceptance Limits with the Reinsurer shown in Schedule A.

		ii.	The amount for which the Ceding Company is liable, less the smaller of its quota share percentage or maximum dollar retention, less any amount of reinsurance with other reinsurers.

Facultative
For facultative simplified issue and guaranteed issue, the Reinsurer shall not be liable for benefits paid by the Ceding Company under the insurance binder agreement unless the Ceding Company submits the case to the Reinsurer, the Reinsurer provides a facultative offer and the Ceding Company accepts the facultative offer. The Reinsurer’s liability under the insurance binder agreement is limited to the Reinsurer’s quota share percentage of the net amount of risk, per Schedule A.

The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is in force, no reinsurance benefits are payable under this pre-issue coverage provision.

In the event that the Ceding Company’s rules with respect to cash handling and the issuance of binder insurance are not followed, the Reinsurer will participate in the liability if the conditions for automatic reinsurance are met and the Ceding Company does not knowingly allow such rules to be violated or condone such a practice. Such liability shall be limited to the lesser of i or ii above. As in all cases, the provisions of Section 14 apply to such a claim.

7.	BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES.

	a.	LIFE REINSURANCE.
The amount reinsured on a policy is the policy’s net amount at risk less the Ceding Company’s retention available on the policy. The quota share retention on each life is shown in Schedule A. The net amount at risk calculation is shown in Schedule A. The reinsurance premiums per $1000 are shown in Schedule B.

	b.	SUPPLEMENTAL BENEFITS.
Supplemental benefits are not reinsured under this Agreement.

	c.	TABLE RATED SUBSTANDARD PREMIUMS
If the Ceding Company’s policy is issued with a table rated substandard premium, the reinsurance premiums shown in Schedule B will apply.

	d.	FLAT EXTRA PREMIUMS.
If the Ceding Company’s policy is issued with a flat extra premium, the reinsurance premiums shown in Schedule B will apply.

	e.	PREMIUM ADJUSTMENTS.
The reinsurance premium rates are not guaranteed. The Reinsurer reserves the right to change the rates at any time, subject to a maximum premium. The maximum reinsurance premiums are equal to the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates for each year of issue. If the Reinsurer changes the rates, it will give the Ceding Company 90 days’ prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

8.	CASH VALUES OR LOANS.
This Agreement does not provide reinsurance for cash surrender values. In addition, the Reinsurer will not participate in policy loans or other forms of indebtedness on reinsured business.

9.	PAYMENT OF REINSURANCE PREMIUMS

	a.	PREMIUM DUE.
The reinsurance premiums for each reinsurance cession are due, as shown in Schedule A. All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

	b.	FAILURE TO PAY PREMIUMS.
If the reinsurance premiums are 60 days past due, for reasons other than those due to error or omission as defined below in Section 18, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days’ prior written notice. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated reinsurance premiums to the termination date.

The Ceding Company agrees that it will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

	c.	OVERPAYMENT OF REINSURANCE PREMIUM.
If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

	d.	UNDERPAYMENT OF REINSURANCE PREMIUM.
If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Section 18, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Section 9.b., above.

	e.	RETURN OF REINSURANCE PREMIUM.
If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than pay the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

	f.	PREMIUM CORRECTION AT TERMINATION.
Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid. This will be the only reinsurance premium adjustment upon death, surrenders and other terminations.

10.	PREMIUM TAX REIMBURSEMENT.
The Reinsurer will not reimburse premium taxes.

11.	DAC TAX AGREEMENT.
The Ceding Company and the Reinsurer herein collectively called the “Parties”, or singularly the “Party”, hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) whereby:

	a.	For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to general deductions limitation of Section 848 (c) (1);

	b.	The Ceding Company and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

	c.	The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

	d.	The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year;

	e.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each party will report such amount in their respective tax returns for the previous calendar year.

Both Parties represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.	REPORTS.
The administering party is the Ceding Company. The reporting period is monthly. For each reporting period, the Ceding Company will submit a statement to the Reinsurer with information that is substantially similar to the information displayed in Schedule C. The statement will include information on the risks reinsured with the Reinsurer, premiums owed, policy exhibit activity, and an accounting summary. Within fifteen days after the end of each calendar quarter, the Ceding Company will submit a reserve credit summary similar to that shown in Schedule C.

13.	RESERVES FOR REINSURANCE.
Reserves for this YRT Agreement shall be based on 1/2cx, using the minimum valuation mortality table and maximum valuation interest rate. The statutory reserve basis for the reinsurance will be shown on the reserve credit summary provided each quarter.

14.	DEATH CLAIMS.

	a.	NOTICE OF DEATH.
The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim arising from a death of an insured under a policy reinsured.

	b.	PROOFS.
The Ceding Company will promptly provide the Reinsurer with proper death claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death claim, and an itemized statement of the death claim benefits paid by the Ceding Company under the policy.

c.	DEATH CLAIMS PAYABLE.
Death claims are payable only as a result of the actual death of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the issuing company’s in force policy. Except for accelerated death benefits for terminally ill insured individuals (certified by a physician as having an illness or physical condition that can reasonably be expected to result in death in 24 months or less after the date of certification), for which benefits are contractually provided under the issuing company’s policy, and which are reinsured hereunder, no acceleration nor estimation of death claims on living individuals is permitted, will not be due, owing or payable, nor form the basis of any claim against the Reinsurer whatsoever.

d.	AMOUNT AND PAYMENT OF DEATH CLAIMS.
After the Reinsurer receives proper death claim notice, proofs of the death claim, and proof of payment of the death claim by the Ceding Company, the Reinsurer will promptly pay the reinsurance benefits due and owing to the Ceding Company. The Ceding Company’s contractual liability for death claims is binding on the Reinsurer. The maximum death benefit payable to the Ceding Company under each reinsured policy is the Reinsurer’s quota share percentage of the Net Amount at Risk purchased as of the prior policy anniversary at the time of death. The total reinsurance in all companies on a policy shall not exceed the Ceding Company’s total contractual liability on the policy, less its retention used on the policy. The excess, if any, of the total reinsurance in all companies plus the Ceding Company’s retention used on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

e.	CONTESTED CLAIMS.
The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. If the Ceding Company’s contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death. If the Reinsurer should decline to participate in the contest, compromise or litigation, the Reinsurer will then release all of its liability by paying the Ceding Company its full share of reinsurance and not sharing in any subsequent reduction in liability.

f.	CLAIM EXPENSES.
The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. However, claim expenses do not include routine claim and administration expenses, including the Ceding Company’s home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

	g.	EXTRACONTRACTUAL DAMAGES.
The Reinsurer will not participate in and shall not be liable to pay the Ceding Company or others for any amounts in excess of the Reinsurer’s share of the net amount at risk on the mortality risk reinsured hereunder. Extracontractual damages or liabilities and related expenses and fees are specifically excluded from the reinsurance coverage provided under this Agreement. Extracontractual damages are any damages awarded against the Ceding Company, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the Ceding Company in connection with the mortality risk insurance reinsured under this Agreement.

The excluded extracontractual damages shall include, by way of example and not limitation:

		i.	Actual and consequential damages;
		ii.	Damages for emotional distress or oppression;
		iii.	Punitive exemplary or compensatory damages;
		iv.	Statutory damages, fines, or penalties;
		v.	Amounts in excess of the risk reinsured hereunder that the Ceding Company pays to settle a dispute or claim;
		vi.	Third-party attorney fees, costs and expenses.
However, for claim denials and rescissions, the Reinsurer will reimburse the Ceding Company for the Ceding Company’s extracontractual damages that result from the Reinsurer’s actions that directly and proximately cause such extracontractual damages. Any such reimbursement will be in proportion to the Reinsurer’s direct and proximate participation in the actions that lead to the extracontractual damages.

15.	POLICY CHANGES.

	a.	NOTICE.
If a reinsured policy is changed, a corresponding change will be made in the reinsurance for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company’s next accounting statement.

	b.	INCREASES.
If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be handled the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, or due to the product’s financial performance, then the increase will be automatically accepted by the Reinsurer, but the increase is not to exceed the Automatic Acceptance Limits shown in Schedule A. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

	c.	REDUCTION OR TERMINATION.
If life insurance on a reinsured policy is reduced, then reinsurance will be reduced proportionately so that the portion reinsured, as outlined in Schedule A, remains the same. If life insurance on a reinsured policy is terminated, then reinsurance will cease on the date of such termination.

Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place.

	d.	EXCHANGES AND OTHER POLICY CHANGES.
Exchanges, replacements or other changes in the insurance reinsured with the Reinsurer, where not fully underwritten as a new issue, will continue to be ceded to the Reinsurer. The rates will be based on the original issue age and duration since issuance of the original policy. When these changes are fully underwritten, the policy will be handled the same as the issuance of a new policy.

	e.	EXTENDED TERM AND REDUCED PAID-UP INSURANCE.
When a reinsured policy changes to extended term or reduced paid-up insurance, the Ceding Company will notify the Reinsurer of the new amount of reinsurance. The reinsurance rates will remain the same as the rates used for the original policy and will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

16.	REINSTATEMENTS.

	a.	AUTOMATIC REINSTATEMENT.
If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance, the Reinsurer’s reinsurance for that policy will be reinstated.

	b.	FACULTATIVE REINSTATEMENT.
If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, and the Ceding Company requires underwriting approval prior to reinstatement, then the Ceding Company will resubmit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

	c.	PREMIUM ADJUSTMENT.
The reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged its policy owner for the reinstatement.

	d.	NONFORFEITURE REINSURANCE TERMINATION.
If the Ceding Company has been requested to reinstate a policy that was reinsured while on extended term or reduced paid-up, then the extended term or reduced paid up reinsurance will terminate and either automatic or facultative reinstatement procedures will be followed.

17.	INCREASE IN RETENTION.

	a.	NEW BUSINESS.
If the Ceding Company increases its Maximum Dollar Retention Limits, then it may, at its option and with written notice to the Reinsurer, increase its Maximum Dollar Retention Limits shown in Schedule A for policies issued after the effective date of the Maximum Dollar Retention Limit increase.

The Ceding Company may change its quota share percentage for new issues with 90 days written notice. For in force policies, the Ceding Company shall not change its quota share percentage.

	b.	RECAPTURE.
If the Ceding Company increases its maximum dollar retention limits, then it may, with 90 days’ written notice to the Reinsurer, reduce or recapture the reinsurance in force subject to the following requirements:

		i.	A cession is not eligible for recapture until it has been reinsured for the minimum number of years shown in Schedule A. The effective date of the reduction in reinsurance will be the later of the first policy anniversary following the expiration of the 90-day notice period to recapture and the policy anniversary date when the required minimum of years is attained.

		ii.	On all policies eligible for recapture, the Ceding Company may only recapture the Reinsurer’s excess quota share percentage, up to the Ceding Company’s new maximum dollar retention. However, such recapture shall not reduce the Reinsurer’s base quota share percentage of the policy as defined in Schedule A.

		iii.	If more than one policy per life is eligible for recapture, then the eligible policies may be recaptured beginning with the policy with the earliest issue date and continuing in chronological order according to the remaining policies’ issue dates.

	iv.	If any policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in the Reinsurer’s reinsurance on that policy will be in proportion to the total amount of reinsurance on the life with all reinsurers.

	v.	Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer. The Reinsurer maintains the discretion to determine when anti-selection has occurred.

18.	ERRORS AND OMISSIONS.
Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

19.	INSOLVENCY.
In the event that the Ceding Company is deemed insolvent, all reinsurance claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

20.	ARBITRATION.

	a.	GENERAL.
Notwithstanding any other provision, all disputes and other matters in question between the parties, arising out of, or relating to this Agreement, shall be submitted exclusively to arbitration upon the written request of either party; except a party shall not be prevented from filing and prosecuting a suit in a court of competent jurisdiction solely for the purpose of obtaining equitable relief, including for example, but not limited to, injunction or enforcement of subpoenas. The disputes and matters subject to arbitration include, but are not limited to disputes upon or after termination of this Agreement, and issues respecting the existence, scope, and validity of this Agreement. The arbitrators are to seek efficiencies in time and expense. The arbitrators are not bound to comply strictly with the rules of evidence. The arbitration panel also has, for example, the authority to issue subpoenas to third parties compelling prehearing depositions, and for document production.

	b.	NOTICE.
To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

	c.	PROCEDURE.
Arbitration will be heard before a panel of three arbitrators. The arbitrators will be current and former executive officers of life insurance or reinsurance companies; however, these companies will not be either party nor their affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator. In the event that either party should fail to choose an arbitrator within thirty (30) days after the other party has given notice of its arbitrator appointment, the party which has already appointed an arbitrator may choose an additional arbitrator, and the two shall, in turn, choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

	d.	COSTS.
Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its discretion, award attorneys’ fees, costs, expert witness fees, expenses and interest, all as it deems appropriate to the prevailing party.

	e.	OFFSET.
All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable.

21.	GOOD FAITH; FINANCIAL SOLVENCY.
This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties; their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, and the solvency of the parties.

The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company’s records relating to this Agreement. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. The Reinsurer has entered into this Agreement in reliance upon the Ceding Company’s representations and warranties. The Ceding Company affirms that it has disclosed and will continue to disclose to the Reinsurer all matters material to this Agreement and each reinsurance cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Ceding Company’s ownership or control.

22.	TERM OF THIS AGREEMENT.
The Ceding Company will maintain and continue the reinsurance provided in this Agreement as long as the policy to which it relates is in force. This Agreement may be terminated, without cause, for the acceptance of new reinsurance after 90 days’ written notice of termination by either party to the other. The Reinsurer will continue to accept reinsurance during this 90-day period. The Reinsurer’s acceptance will be subject to both the terms of this Agreement and the Ceding Company’s payment of applicable reinsurance premiums. In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement, or becomes insolvent or financially impaired.

23.	MEDICAL INFORMATION BUREAU.
The Reinsurer is required to strictly adhere to the Medical Information Bureau Rules, and the Ceding Company agrees to abide by these Rules, as amended from time to time. The Ceding Company will not submit a preliminary notice, application for reinsurance, or reinsurance cession to the Reinsurer unless the Ceding Company has an authentic, signed preliminary or regular application for insurance in its home office and the current required Medical Information Bureau authorization.

24.	SEVERABILITY.
In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

SCHEDULE A
COVERAGE AND LIMITS

1.	PLANS REINSURED:
Policies reinsured under this Agreement are Corporate Owned Life Insurance. The policy and supplemental benefit forms automatically and facultatively reinsured are:

Plans
COLI VUL

2.	QUOTA SHARE PERCENTAGE AUTOMATICALLY REINSURED

The Ceding Company shall retain 50% (Ceding Company’s quota share percentage) of the Net Amount at Risk, as defined in Section 7 below, up to the Ceding Company’s maximum dollar retention limit as shown in Section 3 below, with the remaining amount to be ceded to the pool.

The Reinsurer shall reinsure 20% (the Reinsurer’s base quota share percentage) of the Net Amount at Risk and an additional 20% (the Reinsurer’s excess quota share percentage) of the Ceding Company’s Net Amount at Risk beyond the Ceding Company’s maximum dollar retention limit. The Reinsurer’s excess quota share percentage and the Reinsurer’s base quota share percentage shall be referred to collectively as Reinsurer’s quota share.

3.	MAXIMUM DOLLAR RETENTION LIMITS:

The Ceding Company will retain 50% of the risk on a First Dollar Quota Share basis of each policy at issue up to a maximum limit of $1,000,000 on a per life basis.

In addition, the Ceding Company will retain 50% of annual increases, up to a maximum limit of the lesser of two times the original amount retained on that life and $1,000,000. The Ceding Company will maintain its retention for COLI business separate from its retention for traditional individual business.

4.	AUTOMATIC ACCEPTANCE LIMITS:

Automatic coverage will be provided for initial issue amounts to a maximum limit of $2,000,000 per life. Automatic coverage will also extend to annual increases up to a maximum limit of the lesser of two times the original face amount and $2,000,000 on a per life basis.

Reinsurer will automatically accept 20% on a First Dollar Quota Share basis of each policy up to a maximum limit of $400,000 on per life basis.

1

SCHEDULE A, CONTINUED

Note: Guaranteed Issue and Simplified Issue may not be combined on any one life. Reinsurer’s Maximum Automatic Limit on any one life is $400,000, excluding increases.

In addition, Reinsurer will automatically accept 20% on a First Dollar Quota Share basis of annual increases to a maximum limit of the lesser of two times the original amount placed with Reinsurer and $400,000 on a per life basis.

5.	PREMIUM DUE:

Reinsurance premiums are due on the issue date and annually thereafter in the month of the original issue date, regardless of the policy’s payment mode.

6.	RECAPTURE PERIOD:

The minimum number of years for a cession to be reinsured before it is eligible for recapture is 10 years.

7.	NET AMOUNT AT RISK:

The Net Amount at Risk on the policies and riders eligible for reinsurance under this Agreement, is defined below:

Option A Base Policy: The Net Amount at Risk is the Death Benefit minus the Account Value, where Death Benefit is the greater of the Face Amount or the minimum amount required under Section 7702 of the IRC.

Option B Base Policy: The Net Amount at Risk is the Death Benefit minus the Account Value, where Death Benefit is the greater of the Face Amount plus Account Value or the minimum amount required under Section 7702 of the IRC.

For purposes of this Agreement, the following will apply:

Face Amount is the amount the Ceding Company uses to determine the death benefit and proceeds payable under the policy. The Initial Base Face Amount will be shown in the Policy Data of the policy.

2

SCHEDULE B

AUTOMATIC REINSURANCE PREMIUMS – YEARLY RENEWABLE TERM BASIS

1.	LIFE INSURANCE:

	a.	Standard reinsurance premiums per $1,000 reinsured, shall be the following percentages of the SOA 1990-95 ANB Ultimate Unismoke Tables (sex distinct) attached to this Schedule B.

Risk Class:	Guaranteed Issue:	Simplified Issue:
Nonsmoker
Smoker

b.	Table rated substandard reinsurance premiums are the appropriate multiple of the standard reinsurance premiums (25% per table).

c.	Flat Extra reinsurance premiums are the following percentages of such premiums charged the insured:

Permanent flat extra premiums (for more than 5 years duration)
First Year
Renewal Years

Temporary flat extra premiums (for 5 years or less duration)
All Years

2.	AGE BASIS:

Age Nearest Birthday

1

SCHEDULE C

REPORTING INFORMATION

INFORMATION ON RISKS REINSURED

1.	Type of Transaction
2.	Effective Date of Transaction
3.	Automatic/Facultative Indicator
4.	Regular / Simplified / Guaranteed Issue Indicator
5.	Policy Number
6.	Full Name of Insured
7.	Date of Birth
8.	Male / Female / Unisex
9.	Smoker/Nonsmoker/Unismoke
10.	Policy Plan Code
11.	Insured's State of Residence
12.	Issue Age
13.	Issue Date
14.	Duration from Original Policy Date
15.	Face Amount Issued
16.	Reinsured Amount (Initial Amount)
17.	Reinsured Amount (Current Amount at Risk)
18.	Change in Amount at Risk Since Last Report
19.	Death Benefit Option (For Universal Life Type Plans)
20.	ADB Amount (If Applicable)
21.	Substandard Rating
22.	Flat Extra Amount Per Thousand
23.	Duration of Flat Extra
24.	PW Rider (Yes or No)
25.	Previous Policies (Yes or No)
26.	Premiums

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SCHEDULE C, CONTINUED
SAMPLE
POLICY EXHIBIT SUMMARY
(Life Reinsurance Only)

CEDING COMPANY:
REINSURER:
ACCOUNT NO:
PREPARED BY:	Phone:	( )
DATE PREPARED:

TYPE OF REINSURANCE:

Yearly Renewable Term
Coinsurance
Modified Coinsurance
Other

VALUATION DATE:

		NUMBER OF	AMOUNT OF
		POLICIES	REINSURANCE

A.	In force Beginning
of Period __/__/__
B.	New Paid Reinsurance Ceded
C.	Reinstatements
D.	Revivals
E.	Increases (Net)
F.	Conversion In
G.	Transfers In
H.	Total Increases (B - G)
I.	Deaths
J.	Maturities
K.	Cancellations
L.	Expiries
M.	Surrenders
N.	Lapses
O.	Recaptures
P.	Other Decreases (Net)
Q.	Reductions
R.	Conversions Out
S.	Transfers Out
T.	Total Decreases (I - S)
U.	Current In force __/__/__
(A + H - T)

2

SCHEDULE C, CONTINUED

SAMPLE

RESERVE CREDIT SUMMARY

CEDING COMPANY:
REINSURER:
ACCOUNT NO:
PREPARED BY:	Phone:	( )
DATE PREPARED:

TYPE OF REINSURANCE:

Yearly Renewable Term
Coinsurance
Modified Coinsurance
Other

VALUATION DATE:

TYPE OF RESERVES:

Statutory
GAAP
Tax

	VALUATION BASIS			ISSUE YEAR RANGE	IN FORCE COUNT	IN FORCE AMOUNT	RESERVE CREDIT
	MORTALITY	INTEREST	VALUATION
LIFE INSURANCE
ACCIDENTAL DEATH BENEFIT
DISABILITY (ACTIVE LIVES)
DISABILITY (DISABLED LIVES)
OTHER, PLEASE EXPLAIN

3

SCHEDULE C, CONTINUED

SAMPLE

ACCOUNTING SUMMARY

CEDING COMPANY:
REINSURER:
ACCOUNT NO:
PREPARED BY:	Phone:	( )
DATE PREPARED:

TYPE OF REINSURANCE:

Yearly Renewable Term
Coinsurance
Modified Coinsurance
Other

VALUATION DATE:

	LIFE	WP	AD	TOTAL
Premiums
First Year
Renewal

Allowances
First Year
Renewal

Adjustments
First Year
Renewal

Net Due REINSURER
First Year
Renewal

TOTAL DUE

(The above information should be a summary of the detail
information provided to the Reinsurer.)

4

Exhibit 1

Guaranteed and Simplified Issue Guidelines

5

Exhibit 2

Rates

1